SERVICES AGREEMENT

                                      AMONG

                          PENNZOIL-QUAKER STATE COMPANY

                                  PROBEX CORP.

                                       AND

                          PROBEX FLUIDS RECOVERY, INC.

                                       FOR

                                 SES OPERATIONS
                                       AT
                               SAN ANTONIO, TEXAS


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          PENNZOIL-QUAKER STATE COMPANY - PROBEX FLUIDS RECOVERY, INC.

                               SERVICES AGREEMENT

                               San Antonio, Texas

                                TABLE OF CONTENTS

ARTICLE                                                                     PAGE

    I         DEFINITIONS....................................................  1
    II        TERM...........................................................  2
    III       SERVICES.......................................................  3
    IV        COST OF SERVICES...............................................  3
    V         INSURANCE......................................................  4
    VI        CLAIMS.........................................................  4
    VII       FORCE MAJEURE..................................................  4
    VIII      TAXES..........................................................  5
    IX        ASSIGNMENT.....................................................  5
    X         NOTICE.........................................................  5
    XI        GOVERNING LAW..................................................  6
    XII       TITLE..........................................................  7
    XIII      INDEMNIFICATION................................................  7
    XIV       MODIFICATIONS TO FACILITIES.................................... 12
    XV        ARBITRATION.................................................... 13
    XVI       MISCELLANEOUS PROVISIONS....................................... 14

EXHIBITS

         EXHIBIT 3.1       GENERAL SERVICES
         EXHIBIT 3.1A      INCIDENT RESPONSE SERVICES

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     This Agreement made this 29th day of September,  2000  ("Effective  Date"), among Pennzoil-Quaker State Company, a Delaware corporation ("PQS"), Probex Fluids Recovery, Inc., a Delaware corporation ("Probex"), and Probex Corp., a Delaware corporation ("Parent"). PQS, Probex and Parent are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

                                    PURPOSE:

         The purpose of this Agreement is to set out the terms and conditions under which PQS will provide certain operating, management and administrative services support to Probex.

         NOW, THEREFORE, the Parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Capitalized terms used but not defined in this Agreement have the respective meanings assigned to them in the Asset Purchase Agreement.

     Section 1.1 "Agreement" means this Services Agreement among PQS, Probex and
                 Parent, and all Exhibits attached hereto.

     Section 1.2 "Asset Purchase  Agreement" means the Asset Purchase  Agreement between PQS, Probex and Parent dated as of September 6, 2000, as amended.

     Section 1.3 "Facilities" means those facilities, equipment and other assets owned or leased by Probex at the at the Location.

     Section 1.4 "General  Services" means the services PQS agrees to provide to
                 Probex described on Exhibit 3.1.

     Section 1.5 "Incident  Response  Services" means the services PQS agrees to provide to Probex described on Exhibit 3.1A.

     Section 1.6 "Location"  means the location at PQS'  packaging  plant in San
                 Antonio, Texas where PQS conducted a part of the Business prior to Closing and where some of the Assets are located.

     Section 1.7 "Month" means a calendar month.

     Section 1.8 "Party" means either PQS, Probex or Parent.

     Section 1.9 "Product" means those products received,  stored, tested and/or shipped by Probex at the Location which are comprised of used oil collected for recycle, used oil filters for disposal and used anti-freeze for recycle.

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     Section 1.10 "Regulated  Substance" means any substance regulated as of the
                  Closing Date or during the term of this Services Agreement under any Environmental Law (as defined in Section 13.1.1), whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise, including, but not limited to, petroleum and its fractions, used oil, waste oil, or constituents thereof.

     Section 1.11 "Services" means,  collectively,  the General Services and the
                  Incident Response Services.

                                   ARTICLE II
                                      TERM

         Section 2.1 The initial term of this Agreement shall terminate on December 31, 2010, and shall automatically renew for successive one (1) year terms, unless written notice of termination is given by either party at least six (6) months prior to the end of the initial term or any successive term. In the event that PQS sells the Location, PQS shall include the assignment and assumption of this Agreement to the purchaser of the Location as a condition of such sale. If after the initial term such assignment cannot be consummated, this Agreement shall terminate as of the date of the sale of the Location by PQS. In the event that PQS chooses after the initial term, in its sole discretion, to close the Location, PQS will give Probex at least twelve (12) month's written notice of such closure, and this Agreement shall terminate upon at the end of such twelve (12) month notice period. However, during this twelve (12) month period prior to closure, PQS is willing to enter into negotiations with Probex for the sale of the Location or for a lease at fair market value. Any costs to make the Probex operations stand alone at the Facility would be borne by Probex.

         Section 2.2 If, after  receiving  written notice from PQS,  pursuant to
Section 2.1, of PQS' intent to: (a) terminate this Agreement or (b) sell or close the Location, Probex arranges to remain at the Location beyond the term of this Agreement, it shall give written notice to PQS of its decision to remain at the Location as soon as practicable, but in any event no later than thirty (30) days prior to the date of termination, sale, or closure provided in the written notice given by PQS pursuant to Section 2.1. After providing the written notice to PQS pursuant to the preceding sentence, Probex may cause to be conducted at its expense a Phase II environmental assessment and report, including, without limitation, procedures recognized under American Society of Testing and Materials Standards, for the purpose of assessing the presence or absence of Regulated Substances in the soil or groundwater at any real property occupied or used by Probex in connection with the Business at the Location, which shall be prepared by a firm selected by Probex with the consent of PQS (which consent shall not be unreasonably withheld). The environmental report shall be completed, and Probex shall provide a full and complete copy of the environmental report to PQS, no later than 30 days prior to the date of termination, sale, or closure provided in the written notice given by PQS pursuant to Section 2.1. The environmental assessment and report shall contain such information as Probex deems necessary or advisable. The information obtained pursuant to this Section 2.1.1 may include soil and ground water sampling of any real property occupied or used by Probex in connection with the Business at the Location. PQS agrees (to the extent reasonable and not financially burdensome to PQS) to cooperate in the preparation of any such environmental assessment and report.

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                                   ARTICLE III
                                    SERVICES

         Section 3.1 PQS hereby agrees to perform the Services as described in Exhibits 3.1 and 3.1A at the Location at Probex's reasonable direction.

         Section 3.2 PQS's status shall be that of an independent contractor, and the relationship of PQS and Probex shall not be construed as that of principal and agent or that of master and servant.

         Section 3.3 PQS shall exercise its reasonable judgment to provide the Services in a professional manner consistent with past practices. In addition, all actions will be consistent with PQS's policies and procedures relating to operations, health, safety and security, copies of which have been furnished or made available to Probex.

         Section 3.4 Probex agrees and warrants that whenever any of its employees are present or working at the Location such employees will fully comply with all rules, regulations and procedures of PQS. These policies include, but are not limited to, Abuse of Drugs and/or Alcohol and Harassment.

         Section 3.5 PQS agrees to provide Probex with reasonable access to the Facilities during the term of this Agreement.

                                   ARTICLE IV
                                COST OF SERVICES

         Section 4.1 Probex agrees to pay the costs for General Services as specified in Exhibit 3.1. If at Probex's request, any of the General Services described in Exhibit 3.1 cease to be provided by PQS, the Parties agree to appropriately reduce the total monthly cost for the Services. Probex agrees to pay the actual costs incurred by PQS in performing the Incident Response Services described on Exhibit 3.1A. Beginning in the 2001 calendar year, the costs referenced in Exhibit 3.1 will be reviewed in October of each year and the costs will be revised to reflect actual costs with the revised costs effective the following January 1.

         Section 4.2 To the extent Probex requests services in addition to the Services, Probex will bear the actual costs for the additional services.

         Section 4.3 All costs and fees payable by Probex to PQS under this Agreement will be due on presentment of invoice and payable within 30 days after receipt of invoice.

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                                    ARTICLE V
                                    INSURANCE

         The fee specified herein does not include any insurance on the Facilities, Equipment or the Product covered by this Agreement while such Products are located on PQS's property. It is understood and agreed that insurance, if any be desired by Probex, shall be carried by Probex at Probex's own expense. Each Party agrees to secure a waiver from its insurance carrier of the insurance carrier's rights of subrogation against the other Party with respect to matters covered by the indemnification provisions of this Agreement, except that such waiver shall not apply to a Party's gross negligence or willful misconduct.

                                   ARTICLE VI
                                     CLAIMS

         In connection with performing the Services, PQS shall have no liability to Probex for any loss or damage to the Facilities or Equipment or loss of or defect in quality of the Product except as such loss or defect in quality was caused by PQS's gross negligence or willful misconduct.

                                   ARTICLE VII
                                  FORCE MAJEURE

         Section 7.1 Neither Party shall be liable to the other for failure or delay in performance hereunder to the extent that the failure or delay is due to force majeure, which is herein defined to include, but is not limited to, war (whether declared or undeclared), fire, flood, lightning, earthquake, storm, or any act of God; strikes, lockouts, or other labor difficulties; civil disturbances, riot, sabotage, accident; any official order, directive, or industry-wide request; or suggestion by any governmental authority or instrumentality thereof which in the reasonable judgment of the Party affected makes it necessary to cease or reduce performance; any disruption or breakdown of labor; or any inability to secure materials by reason of or any other contingency beyond the control of the affected Party which interferes with the performance hereunder. Notwithstanding the foregoing, economic hardship alone involving a Party shall not constitute a force majeure event.

         Section 7.2 Performance under this Agreement shall be suspended (except for the payment of money due or to become due for past performance hereunder) during the period of such force majeure to the extent made necessary by the force majeure; provided the settlement of strikes, lockouts, industrial disputes, or disturbances shall be entirely within the discretion of the Party so settling to accede to the demands of any opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

         Section 7.3 No curtailment, suspension, or acceptance of performance pursuant to this Article shall operate to extend the period of or to terminate this Agreement. Performance under this Agreement shall resume to the extent made possible by the end or amelioration of the force majeure event.

         Section 7.4 As soon as practicable after the occurrence of any event of the force majeure, the Party claiming force majeure shall notify the other Party in writing of such event and, to the extent possible, inform the other Party of

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the  expected  duration of the force  majeure  event and the  performance  to be affected by the suspension or curtailment under this Agreement.

         Section 7.5 The Party claiming force majeure shall notify the other Party in writing of the end of the force majeure event and shall provide the other Party with a schedule for the resumption of performance under this Agreement.

         Section 7.6 In the event of disruption or breakdown of labor, the Party affected will use reasonable efforts to allocate the available work force so as to continue performance hereunder.

                                  ARTICLE VIII
                                      TAXES

         Section 8.1 Any and all taxes, fees, or other charge, other than taxes on income, imposed or assessed on PQS by governmental or regulatory bodies, the taxable incident of which is the performance of Services hereunder, regardless of the character or measure of the levy or assessment shall be borne by Probex.

         Section 8.2 Notwithstanding any other provision of this Agreement, any tax or governmental charge (except income taxes) or increase in the same which becomes effective after the effective date of this Agreement, and which has the effect of increasing the cost to PQS for providing Services will be added to the direct expense and be borne by Probex; provided, that Probex agrees to pay only that portion of such tax or governmental charge that is reasonably allocable to operation of Probex's business at the location or PQS' performance of the Services.

                                   ARTICLE IX
                                   ASSIGNMENT

         Section 9.1 Except as provided in this Section 9.1, neither Party may assign this Agreement (including by operation of law) without the prior written consent of the other Party. PQS may assign this Agreement to any successor in interest to substantially all of PQS's assets whether by merger, acquisition, consolidation or otherwise, or to any successor in interest to real property on which any of the services are being performed under this Agreement. Probex may assign this Agreement to any successor in interest to substantially all of Probex's assets whether by merger, acquisition, consolidation or otherwise, provided that the successor is not a person reasonably deemed by PQS to be a competitor. Neither Party shall unreasonably withhold its consent to an assignment of this Agreement.

                                    ARTICLE X
                                     NOTICE

         Section 10.1 Any notice, request, instruction, correspondence, or other document to be given hereunder by either Party to the other (herein collectively called "Notice") shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, overnight courier, or by telegram or facsimile as follows:


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If to PQS, addressed to:

         By Mail or Courier:
                           Pennzoil-Quaker State Company
                           Pennzoil Place
                           P.O. Box 2967
                           Houston, Texas 77252 - 2967
                           Attention:  Vice President of Distribution
                           Facsimile: 713/217-3286

If to Probex or Parent, addressed to:

              By Mail or Courier:
                           Probex Fluids Recovery, Inc.
                           One Galleria Tower, Suite 1200
                           13355 Noel Road
                           Dallas, Texas 75240
                           Attention: Chief Financial Officer
                           Facsimile: 972/466-1556

              With a copy only for matters regarding Articles XIII and XV to:

                           Hallett & Perrin, P.C.
                           717 N. Harwood
                           Suite 1400
                           Dallas, TX 75201
                           Attention:  Timothy R. Vaughan, Esq.
                           Facsimile:  214/922-4193

         Section 10.2 Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram, facsimile, or telex shall be effective upon actual receipt if received during the recipient's normal business hours or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. Either Party may change any address to which Notice is to be given to it by giving notice as provided above of such change of address.

         Section 10.3 The foregoing is not intended to preclude normal informal communication with respect to operational matters.

                                   ARTICLE XI
                                  GOVERNING LAW

         All provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the laws of another jurisdiction.

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                                   ARTICLE XII
                                      TITLE

         Title and risk of loss to the Product handled hereunder shall always remain in Probex while at the Facility even though Product is located on PQS's property.

                                  ARTICLE XIII
                                 INDEMNIFICATION

     Section 13.1 Special Definitions. As used in this Article 13, the following terms have the meanings ascribed to them:

   13.1.1 "Environmental Law" and/or "Environmental Laws" shall mean any and all federal, state, local and foreign laws (including, without limitation, common law) or rules, regulations, orders, decrees, or judgments or Environmental Permits relating to (i) the environment and/or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, toxic or hazardous wastes, petroleum and its fractions, used oil, or waste oil into the environment including ambient air, surface water, ground water, land, or otherwise, including all such laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants; and all such laws relating to any Regulated Substance; (ii) noise or odors, (iii) wetlands protection, and (iv) worker safety and health.

   13.1.2 "Environmental Liability" shall mean any Damages or other liability of any kind relating to or arising out of (a) noise or odors; (b) actual or threatened pollution or contamination of the ecology, air, groundwater, surface water, land, soils or subsurface strata; (c) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation; (d) any release of, or exposure to, any Regulated Substances or related conditions; (e) the manufacturing, processing, distribution in commerce, use, or storage of chemical substances, petroleum or petroleum products, used oil or waste oil; (f) working conditions and safety or health of employees;
          (g) violations of, or requirements under, Environmental Laws; (h) the off-site transportation, treatment, storage, or disposal from any of the Assets or Business activities or operation of any Regulated Substance; (i) Environmental Cleanup; or (j) wetlands or ecological protection.

   13.1.3 "PQS Environmental Claim" shall mean any and all claims, liabilities, (including, without limitation, contractual liability and strict liability), demands, rights, obligations, causes of action, suits, contribution and indemnity actions, and other proceedings of any kind or character, however denominated, of or by any Person whether at law or at equity, known or unknown, potential, asserted or unasserted, accrued or unaccrued, direct, indirect, contingent, third party, or subrogated, or derivative of any of the above (including, without limitation, any claims asserted by, or obligations imposed by, any Governmental Body with actual or alleged jurisdiction over the

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

          Assets or the Business) that accrues during the term of this Agreement with respect to the Assets or the operation of the Business at or from the Location and relating to or arising out of Environmental Liability, including, without limitation, all closure or post-closure costs and obligations imposed under Environmental Laws, or otherwise, on Probex or any other Person due to such Person's activities at the Location or on account of an Environmental Permit held by Probex or any other Person at the Location; provided, however, that "PQS Environmental Claim" shall not include any claim, liability, demand, right, obligation, cause of action, suit, contribution or indemnity action, or other proceeding of any kind or character with respect to which Probex is obligated to indemnify PQS pursuant to Section 13.2.2(iv), (v) or (vi) of this Agreement. For purposes of this Agreement, a PQS Environmental Claim "accrues" when the event or condition giving rise to the PQS Environmental Claim first occurs and not when the event is first discovered or first becomes subject to correction, abatement, regulatory enforcement, or response action.

         Section 13.2      General Indemnification.

                  13.2.1 Subject to the terms and conditions of this Article XIII, PQS shall indemnify, defend, and hold harmless Probex, and any of its officers and directors, from and against all Damages that may be asserted against, resulting to, imposed upon, or incurred by any such Person by reason of, relating to, or resulting from any PQS Environmental Claim including, without limitation, PQS' performance of the actions described in Section 14.7.

                 13.2.2 Subject to the terms and conditions of this Article XIII, Probex and Parent, jointly and severally, shall indemnify, defend, and hold harmless PQS, and any of its officers and directors, from and against all Damages that may be asserted against, resulting to, imposed upon, or incurred by any such Person by reason of, relating to, or resulting from: (i) loss of, damage to, or loss of use of, Facility and Product unless caused by the gross negligence or willful misconduct of PQS in performing the Services or unless otherwise caused by PQS while engaging in activities unrelated to performing the Services; (ii) loss of, damage to, or loss of use of, equipment, facilities and properties of PQS caused by Probex or Parent or their employees, agents or representatives;
                           (iii) personal injury or death of PQS, Probex or Parent employees, agents or representatives arising in connection with the Services unless caused by the gross negligence or willful misconduct of PQS; (iv) the violation of any of the Environmental Laws by Probex or Parent subsequent to the Closing in connection with the Assets or the operation of the Business, including but not limited to violations of any such law by Probex or Parent with respect to the use of, or activities conducted on or from the Location, including the use by Probex of underground storage tanks thereunder, but in cases where such violations are caused by a release of Regulated


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

                           Substances, or a release is itself a violation, only to the extent such Damages are attributable to an Identifiable Event; (v) an Identifiable Event; or
                           (vi) Probex's performance of the actions described in Sections 14.5 and 14.6.

         Section 13.3 Conditions of Indemnification. The obligations of PQS, Probex or Parent, as the case may be (the "indemnifying Party") to other Persons (the "Party to be indemnified") with respect to any claim or demand for indemnification shall be subject to the following terms and conditions:

                  13.3.1 The Party to be indemnified shall promptly give notice to the indemnifying Party of any claim, whether between the Parties or brought by a third party, specifying both the basis for and the amount of such claim, to the extent specified or otherwise known. If the claim or demand for indemnification relates to a claim, action, suit, or proceeding asserted or filed by a Third Party against the Party to be indemnified (a "Third-Party Claim"), then such notice shall be given by the Party to be indemnified within twenty (20) days of receipt thereof (or such earlier time as might be required to avoid prejudicing the indemnifying Party's position). The failure of the Party to be indemnified to give such notice shall not relieve the indemnifying Party of its obligations hereunder, except to the extent the indemnifying Party is actually prejudiced thereby.

                  13.3.2 Following receipt of notice from the Party to be indemnified of a claim or demand for indemnification, the indemnifying Party shall have twenty (20) days to make such investigation of the claim or demand as the indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Party to be indemnified agrees to make available to the indemnifying Party (or its authorized representatives) the information relied upon by the Party to be indemnified to substantiate the claim or demand. If the Party to be indemnified and the indemnifying Party agree at or before the expiration of such twenty (20) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim or demand, then the indemnifying Party shall immediately pay to the Party to be indemnified the full amount of the claim or demand to the extent that such Party to be indemnified is entitled to indemnification pursuant to this Section 13.3. If the Party to be indemnified and the indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), then the Party to be indemnified may pursue or exercise any remedies or rights available to it.

                  13.3.3 After receipt of notice of commencement of any Third-Party Claim evidenced by service of process or other legal pleading, or with reasonable promptness after any other assertion in writing of any Third-Party Claim, the Party to be indemnified shall give the indemnifying Party written notice thereof together with a copy of such claim, process, or other legal pleading within the period set forth in the second sentence of Section 13.3.1. The failure of a Party to be indemnified to give the indemnifying Party such notice shall not relieve the indemnifying Party of its obligations under Section 13.3 except to the extent the indemnifying Party is actually prejudiced thereby. The indemnifying Party shall have the right to undertake the defense, compromise, or settlement of the Third-Party Claim, by representatives of its own choosing and at its own expense so long as the indemnifying Party agrees to assume and conduct, and diligently conducts, such defense (or, if applicable, compromise or settlement). In such event the Party to be indemnified may participate in the defense, compromise, or settlement with counsel of its own choice and at its own expense.

                  13.3.4 If the indemnifying Party, by the thirtieth (30th) day after receipt of notice of any such claim (or, if earlier, by the tenth
         (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the plaintiff), does not elect to defend such Third-Party Claim, then the Party to be indemnified shall have the right (upon further notice to the indemnifying Party) to retain counsel and undertake the defense, compromise, or settlement of such Third-Party Claim on behalf of, and for the account and risk of, the indemnifying Party and at the indemnifying Party's expense, subject to the right of the indemnifying Party to participate, with its own counsel and at its own expense, in the defense, settlement or compromise. If the Party to be indemnified and the indemnifying Party agree at or before the expiration of the period set forth in this Section 13.3.4 (or any mutually agreed upon extension thereof) to the validity and amount of such Third-Party Claim, then the indemnifying Party shall immediately pay to the Party to be indemnified the amount so agreed.

                  13.3.5 If there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying Party and the Party to be indemnified in defending, compromising, or settling a Third-Party Claim, the indemnifying Party shall be responsible for paying for separate counsel for the Party to be indemnified. In such event, however, if there is more than one Party to be indemnified, the indemnifying Party shall not be responsible for paying for more than one separate counsel (which may be a firm of attorneys) to represent the Parties to be indemnified, regardless of the number of Parties to be indemnified.

                  13.3.6 The indemnifying Party may compromise, settle, or resolve any Third-Party Claim without the consent of the Party to be indemnified if such compromise, settlement, or resolution involves only the payment of money by the indemnifying Party (whether on its own behalf or on behalf of the Party to be indemnified) and the claimant provides to the Party to be indemnified a release from all Liability in respect of such claim. Otherwise, the indemnifying Party may not compromise, settle, or resolve the claim without the prior written consent of the Party to be indemnified, which consent may not be unreasonably withheld.

                  13.3.7 The Party to be indemnified and the indemnifying Party must cooperate with all reasonable requests of the other in the defense of any Third-Party Claim.

                  13.3.8  Notwithstanding  anything  to  the  contrary  in  this
         Section 13.3, with respect to an obligation of PQS to indemnify Probex pursuant to Section 13.2.1 above with respect to a PQS Environmental Claim that requires any Remediation, PQS may elect to implement and complete such Remediation. If PQS elects to conduct the Remediation:

          (i)  PQS,  in  good  faith,   will  coordinate  the  schedule  of  the
               Remediation   with  Probex  so  that   disruptions   of  Probex's
               operations will be minimized;

          (ii) PQS will obtain the prior written approval of Probex, which approval will not be unreasonably withheld, for any consultant or contractor retained by PQS to investigate, design or implement the Remediation;

          (iii)PQS  will  conduct  the   Remediation  in  compliance   with  all
               applicable federal, state and local laws and regulations and as directed by the appropriate Governmental Body; and

          (iv) PQS will not agree to or select any Remediation that imposes any material obligation on Probex, including, without limitation, the obligation to sign manifests or obtain permits, without the prior written consent of the Probex, which consent shall not be reasonably withheld.

          (v) During the period in which PQS is conducting a Remediation pursuant to this Section 13.3.8, Probex shall provide PQS and its consultants and contractors reasonable access to the affected property for the purpose of conducting activities related to the Remediation, including where necessary the use of heavy equipment. Any such access shall be subject to reasonable restrictions imposed by Probex, including, without limitation, restrictions related to worker safety. PQS shall expeditiously remove from the property all drill cuttings, soil, debris or liquids generated from or in connection with the Remediation and shall restore the property and any existing structures or equipment removed or damaged in the course of the Remediation to a condition substantially the same as the condition that existed immediately prior to the Remediation. PQS or their consultants and contractors shall provide Probex at least five (5) business days' notice of the activities to be conducted on the property, which notice may be in the form of a schedule of activities.

          (vi) PQS and Probex agree that any Remediation shall meet all requirements of the Governmental Body or Bodies directing the Remediation and shall not materially impede or increase the cost of Probex's business operations on the affected property. Probex acknowledges that the Remediation may be a "risk-based" Remediation pursuant to, and consistent with applicable federal, state and local laws and regulations, which may require the establishment of certain restrictions or conditions affecting the property on which the Remediation is being conducted. Probex agrees not to object to any such "risk-based" Remediation unless Probex's agreement will, in the good faith judgment of Probex, expose Probex to liability to third parties.

          (vii)PQS shall not take any action or make any communication which has a material effect on the resolution or outcome of any Environmental Claim which could lead to the filing of an Environmental Claim against Probex, without providing at least five (5) business days advance notice (unless otherwise required by law) to Probex. Any material breach of this obligation shall relieve Probex or Parent of Liabilities under this Agreement with respect to the applicable Environmental Claim to the extent

               Probex or Parent has been prejudiced by the lack of timely and adequate notice. This notification requirement shall not apply to communications which are part of or relate to a judicial or administrative proceeding in which the Parties are litigating claims against each other.

         Section 13.4 Express Negligence Acknowledgement. THE INDEMNIFICATION PROVISIONS CONTAINED HEREIN ARE INTENDED TO, AND SHALL HAVE THE EFFECT OF, INDEMNIFYING A PERSON AGAINST THE RESULTS OF ITS OWN NEGLIGENCE OTHER THAN GROSS NEGLIGENCE AND WILLFUL MISCONDUCT. Nevertheless, no Person to be indemnified shall be relieved of responsibility for any negligence in responding, once the claim or demand for indemnification arises, to any matter that is the basis or subject of any claim or demand for indemnification by such Person under this
Article XIII.

         Section 13.5 No Special Damages. Neither party shall be liable to the other under any circumstances for PUNITIVE, special, consequential or indirect damages regardless of whether it has been advised of the possibility of such damages.

                                   ARTICLE XIV
                           MODIFICATIONS TO FACILITIES

         Section 14.1 If improvements, alterations, or additions to the Facilities are required to meet the needs of Probex's business during the Term of this Agreement, Probex and PQS shall negotiate in good faith in an attempt to agree to make such alterations, additions, and modifications in a safe, expeditious, and cost efficient manner and in accordance with all local, state and federal requirements. The expense of such alterations, additions, and modifications shall be borne by Probex, using funds provided by Probex.

         Section 14.2 If as a result of governmental rules, regulations, or orders it becomes necessary to make improvements, alterations, or additions to the Facilities during the Term of this Agreement in order for the Facilities to continue to function in support of Probex's business, PQS shall cooperate with Probex to make such alterations, additions, and modifications. To the extent such alterations, additions, or modifications are to the sole benefit of Probex, the expense of such alterations, additions, or modifications shall be borne by Probex. If the required alterations, additions, or modifications are of benefit to both Parties, then the expenses shall be borne proportionately by the Parties to the use.

         Section 14.3 If the cost to PQS of providing the Services to support Probex's business should increase or decrease as a result of Section 14.1 or 14.2, PQS shall have the right, at PQS's sole discretion, to increase the fee referred to in Article IV by the amount of the increase and the obligation to decrease the fee by the amount of the actual decrease. The increase in fee will be limited to actual costs incurred by PQS.

         Section 14.4 Notwithstanding anything to the contrary contained in Sections 14.1, 14.2 and 14.3 of this Agreement, Probex shall have no obligations to pay or reimburse PQS for any alteration, addition, or modification referenced in Sections 14.1, 14.2 and 14.3 to the extent such alteration, addition or modification is covered by PQS' indemnity to Probex under Section 9.2(a) of the Asset Purchase Agreement or Section 13.2.1 of this Agreement.

         Section 14.5 Upon permanent removal of any of the Facilities from service by or on behalf of Probex, or the vacation of the Location by Probex, Probex will be solely responsible for (i) removal of tanks, piping, containment walls, concrete, pumps, and pump sheds, (ii) loading of tanks and related equipment on trucks, (iii) salvage of reusable parts, and (iv) removal of related construction debris, and all costs and expenses related to these responsibilities.

         Section 14.6 At any time after the third anniversary of the date of this Agreement, or if Probex chooses to vacate the Location prior to such third anniversary due to reasons other than a PQS decision to sell or shut down the Location, Probex will be solely responsible for removing Regulated Substances from the interior of tanks and related pipelines and other Facilities, and the subsequent transportation and disposal of such Regulated Substances, and all costs and expenses related to these responsibilities.

         Section 14.7 If at any time before the third anniversary of the date of this Agreement, Probex vacates the Location due to a PQS decision to sell or shut down the Location, PQS will be solely responsible for removing Regulated Substances from the interior of tanks and related pipelines and other Facilities, and the subsequent transportation and disposal of such Regulated Substances, and all costs and expenses related to these responsibilities.

                                   ARTICLE XV
                                   ARBITRATION

         Section 15.1 Negotiation. If any dispute relating to this Agreement arises between the Parties, the Parties will first enter into good faith negotiations to resolve the dispute in a commercially reasonable manner. The negotiations will be held by representatives of each Party who have the authority to settle any claims arising out of the dispute.

         Section 15.2 Arbitration. If a dispute cannot be resolved through good faith negotiations, the dispute will be submitted for resolution by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators will apply the laws of the State of Texas to resolve the dispute. The arbitration will take place in Houston, Texas, no later than one hundred twenty (120) days after a request for arbitration is filed by a Party with the American Arbitration Association. Judgement upon an arbitration award shall be final and may be entered in any court having jurisdiction over the Party against which enforcement thereof is sought. All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation of proofs. This arbitration provision will survive the termination of this Agreement and the dissolution of the Parties.

         Section 15.3 Alternative Arbitration. As an alternative to the arbitration procedure set forth in paragraph 15.2 above, the Parties may (but will not be required to) agree to an expedited dispute resolution process which will be completed no later than thirty (30) days after the date the Parties agree in writing to pursue this expedited process. Under the expedited process, the dispute will be submitted to a panel consisting of one executive level manager from each Party who has the authority to settle any claims arising out of the dispute. These managers will attempt to resolve the dispute within seven
(7) business days after the date the Parties agree to pursue the expedited process. If the managers are unable to resolve the dispute with this time period, such dispute will be submitted to a single arbitrator from a pre-approved list of qualified, independent arbitrators. The arbitrator will conduct the remainder of the expedited process in Houston, Texas, and will apply the laws of the State of Texas and the Commercial Arbitration Rules of the American Arbitration Association to resolve the dispute. The decision of the arbitrator will be final and may be entered into any court having jurisdiction over the Party against which enforcement thereof is sought. All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation of proofs.

              Section 15.4 Performance Pending Arbitration. The Parties agree that their respective obligations under this Agreement, including, without limitation, PQS' obligation to provide the Services and to perform its other obligations hereunder, and Probex's obligation to pay for the Services and perform its other obligations hereunder, shall not be excused by the existence of any dispute that the Parties are, in good faith, endeavoring to resolve pursuant to, and in accordance with, the provisions of this Article XV.

                                   ARTICLE XVI
                            MISCELLANEOUS PROVISIONS

         Section 16.1 The section headings contained in this Agreement are for the convenience of the Parties only and shall not be interpreted as part of this Agreement.

         Section 16.2 This Agreement shall not be modified except by written instrument executed by duly authorized representatives of the respective Parties.

         Section 16.3 Waiver by one Party of the other's breach of any provision of this Agreement shall not be deemed a waiver of any subsequent or continuing breach of such provision or of the breach of any other provision or provisions hereof.

         Section 16.4 In the event of a conflict between the terms of this Agreement and any Exhibit attached hereto, the terms of the Agreement shall be controlling.

         Section 16.5 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section  16.6  This   Agreement  may  be  executed  in  any  number  of
counterparts, and each of such counterparts shall for all purposes be deemed to be an original.

         Section 16.7 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the respective Parties hereto.

         Section 16.8 The provisions of Articles I, V, VI, X, XI, XII, XIII, XV and XVI, and Sections 14.5 and 14.6, will remain in full force and effect and survive after the term of this Agreement or any termination of this Agreement. Also, any amounts owed by a Party to the other Party on termination will continue to be obligations of the owing Party and nothing in this Agreement shall relieve either Party from liability to the other Party for any breach of this Agreement, and each Party will be entitled to any remedies in this Agreement, at law or in equity, or otherwise for any such breach.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

                                                  PENNZOIL-QUAKER STATE COMPANY

                                                  By:___________________________

                                                  Printed Name:_________________

                                                  Title:________________________



                                                  PROBEX FLUIDS RECOVERY, INC.

                                                  By:___________________________

                                                  Printed Name:_________________

                                                  Title:________________________



                                                  PROBEX CORP.

                                                  By:___________________________

                                                  Printed Name:_________________

                                                  Title:________________________


                                             EXHIBIT 3.1

                                          GENERAL SERVICES

                                           AT THE LOCATION

                                                                                            Monthly Charge
                                                                                          -----------------

Tank Farm Access / Space                                                                         $100
o    Located  outside.  Separate  from new oil  tank  farm.  Need to make  lease arrangements or move tank farm. Tank farm occupies 5603 sq. ft.

Warehouse Access / Space                                                                         $163
o    Located inside. 650 sq. ft. will be allocated to SES.
o    Box truck can be parked at DC.

Administrative Support                                                                         $2,080
o    Order Entry
o    Ticket and Manifest Preparation
o    Record Keeping
o    Sample Mailing and Log
o    Drum Ordering
o    Outbound Transportation Coordination

Management Support                                                                             $3,990
o    Driver Coordination
o    Asset Oversight (Truck tags, tank maintenance, etc.)
o    Problem Resolution Coordination

Bulk Support                                                                                   $2,600
o    Tank Management (day tanks to outbound tanks)
o    Sample Taking
o    Outbound Loading

Warehouse Support                                                                                $867
o    Empty drum unloading
o    Outbound drum loading
o    Daily pick-up put away
o    Empty drum staging loading for route trucks

Utilities/Other Expenses

o    Specific identifiable expenses (long distance phone calls postage, uniforms
     on PQS contract, etc.)                                                           (Bill per specific invoice)

o    Wastewater Handling                                                                (No additional charge -
                                                                                            See Attachment I)

TOTAL MONTHLY CHARGE:                                                                          $9,800
                                                                                                =====

                                  ATTACHMENT I

                                 TO EXHIBIT 3.1

                     GENERAL SERVICES AND COSTS OF SERVICES

1. AT THE LOCATION Commencing on the Closing Date, PQS agrees to receive and discharge, in compliance with applicable laws, regulations, and other legally enforceable requirements, wastewater originating on the premises occupied or used by Probex pursuant to the Agreement ("Premises") and delivered to PQS by Probex through the existing wastewater line to PQS's wastewater handling and treatment facilities ("Facilities"), subject to the following conditions:

     a.   all wastewater received by the Facilities shall be strictly limited to
          (i) boiler blowdown; (ii) wastewater periodically generated by washing down, through the use of municipally-supplied water only, the tank farm and other areas associated with Probex operations on the Premises; and (iii) stormwater generated on the Premises.

     b. Probex shall remain the owner of and be responsible for all wastewater received by PQS from the Premises.

     c. all wastewater received by PQS will not interfere with the normal operation of the Facilities and will not cause a violation of: (i) PQS's NPDES permit, (ii) any other permit issued to PQS by the United States Environmental Protection Agency ("EPA") or the State of Texas or any of its subdivisions, or (iii) any other applicable law, regulation, or other legally enforceable requirement.

     d. all wastewater received by PQS shall be free of any used oil, used antifreeze, or any other substances regulated as solid or hazardous wastes pursuant to applicable laws, regulations, or other legally enforceable requirements, except to the extent the presence of such substances in the wastewater does not cause a violation of any applicable law, regulation, or other legally enforceable requirement.

     e. Probex shall demonstrate on a monthly basis to PQS's reasonable satisfaction, through chemical analysis or other means reasonably acceptable to PQS, that all wastewater received by PQS satisfies all conditions and requirements specified in this Services Agreement.

2. PQS shall have no obligation to receive or discharge any wastewater generated by Probex unless all conditions specified at section 1 above are satisfied at all times. Moreover, PQS shall have no obligation to receive or discharge wastewater from Probex if at any time its receipt of such wastewater (a) causes the Facilities to become a privately owned treatment works as defined at 40 CFR 122.2, (b) requires PQS to obtain a new NPDES permit or to amend or modify its current NPDES permit, (c) requires PQS to obtain an additional permit or authorization for the Facilities or for the discharge of wastewater from the Facilities, or (d) causes PQS to violate the terms of its NPDES permit or any other law, regulation, or other legally enforceable requirement, unless Probex agrees to pay the cost of any actions required to eliminate such violations or to obtain any new, additional, amended, or modified permit. PQS and Probex shall cooperate in good faith to evaluate any potential issues of the nature described in the preceding sentence and to identify methods to avoid such issues. In addition, PQS shall not be required to receive or discharge wastewater for

     Probex if modifications or improvements are required to the Facilities to discharge Probex's wastewater in compliance with PQS's NPDES permit and any other applicable law, regulation, or other legally enforceable requirement, unless Probex agrees to pay the cost of any such modifications or improvements.

3. PQS's obligation to receive and discharge wastewater received from Probex shall terminate upon the occurrence of any of the following:

     a.   the failure of any condition specified at 1. above to be satisfied;

     b.   Probex's cessation of operations at or vacation of the Premises;

     c. any change in the operations of Probex after the Closing Date which has a material effect on the quantity or quality of the wastewater received by PQS, unless such change is accomplished to PQS's reasonable satisfaction through the procedures described in 2. above; or

     d. the expiration of this Services Agreement as provided in Section 2.1 of the Services Agreement.

                                  EXHIBIT 3.1A

                           INCIDENT RESPONSE SERVICES

Incident Response                                   $(Bill per specific invoice)

o PQS will implement the appropriate portions of the facility's Spill Prevention Control and Countermeasure Plan and/or Facility Response Plan with respect to an incident requiring a response pursuant to such plans upon: (i) receipt of timely notification of the incident by Probex or any other person, or (ii) discovery of the incident by an employee of PQS. The response may include the use of a third party response contractor engaged by PQS. As soon as practicable, PQS will notify Probex whether it believes the incident constitutes an Identifiable Event as defined at Section 1.1 of the Asset Purchase Agreement. Probex will reimburse PQS, within 30 days of receipt of an invoice, for all costs associated with response to an Identifiable Event.